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                                                                   EXHIBIT 10.21

                                   ALTEON INC.
                DESCRIPTION OF DIRECTOR COMPENSATION ARRANGEMENTS

      All of the directors are reimbursed for their expenses for each Board meeting attended. Directors who are not compensated as Alteon employees receive $1,500 per Board meeting attended in person and $1,000 for each Board meeting attended by telephone.

      Compensation of Directors under Alteon's Amended 1995 Stock Option Plan and Amended and Restated 1987 Stock Option Plan

      Pursuant to Alteon's Amended 1995 Stock Option Plan (the "1995 Stock Option Plan"), non-compensated directors also receive, upon the date of their election or re-election to the Board and on the dates of the next two Annual Meetings of Stockholders (subject to their continued service on the Board of Directors), a stock option to purchase 20,000 shares of common stock (subject to adjustment if they received stock options upon appointment to the Board between Annual Meetings of Stockholders to fill a vacancy or newly created directorship) at an exercise price equal to the fair market value of the common stock on the date of grant. Each of these options will vest and become exercisable on the date of Alteon's first Annual Meeting of Stockholders following the date of grant, subject to the director's continued service on the Board. Directors are also eligible to receive stock option grants pursuant to Alteon's Amended and Restated 1987 Stock Option Plan (the "1987 Stock Option Plan"), although no director has received grants under the 1987 Stock Option Plan since 1995, and Alteon does not anticipate making any grants under the 1987 Stock Option Plan. If the stockholders approve Alteon's 2005 Stock Plan, it will replace the 1995 Stock Option Plan and the 1987 Stock Option Plan, which will be terminated, except with respect to outstanding options previously granted thereunder.

            Compensation of Directors under Alteon's 2005 Stock Plan

      Alteon is seeking stockholder approval of its 2005 Stock Plan. If the stockholders approve the 2005 Stock Plan, non-compensated directors will also receive, upon the date of their election or re-election to the Board, a stock option to purchase 20,000 shares of common stock (subject to adjustment if they received stock options upon appointment to the Board between Annual Meetings of Stockholders to fill a vacancy or newly created directorship) at an exercise price equal to the fair market value of the common stock on the date of grant. Each of these options will vest and become exercisable upon completion of one full year of service on the Board after the date of grant, subject to the director's continued service on the Board.